Exhibit 99.1

Ingredion Incorporated 5 Westbrook Corporate Center Westchester, IL 60154	CONTACT: Investors: Heather Kos, 708-551-2592 Media: Claire Regan, 708-551-2602

INGREDION ANNOUNCES EXECUTIVE LEADERSHIP CHANGES

WESTCHESTER, Ill., October 5, 2015 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today announced changes to the structure of the executive leadership team effective January 1, 2016.

James P. Zallie, currently Executive Vice President, Global Specialties and President, North America and EMEA, will be appointed Executive Vice President, Global Specialties and President, Americas. Zallie will lead both the North America and South America regional businesses, aligning operations to capitalize on emerging growth opportunities. He will also continue leading the growth of the Company’s global specialties portfolio.

Jorgen Kokke, currently Senior Vice President and President, Asia Pacific, will be appointed Senior Vice President and President, Asia Pacific and EMEA. Kokke will lead both the Asia Pacific and EMEA regional businesses, Ingredion’s growth engines with similar challenges and opportunities.

“These changes to our executive team structure will further improve alignment, leverage opportunities across similar businesses and geographies and streamline organizational reporting,” said Ingredion Chairman and CEO, Ilene Gordon. “I have great confidence in the strategic leadership capabilities of both Jim and Jorgen,” she added.

Prior to Zallie’s current role, he served as Executive Vice President, Global Specialties and President, EMEA and Asia-Pacific. Previously, he was President and Chief Executive Officer of National Starch, where he worked for more than 27 years in various positions of increasing responsibility. Zallie holds master’s degrees in food science and business administration from Rutgers University and a bachelor’s degree in food science from Pennsylvania State University.

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Ingredion Executive Leadership – 2

Before assuming his current role in January 2014, Kokke served as Vice President and General Manager, EMEA, based in Hamburg, Germany. Prior to joining Ingredion in 2009, he was Vice President at CSM NV, a global food ingredients supplier. He also worked at Loders Croklaan, a manufacturer of specialty oils and fats, in sales, business development, marketing and general management in Europe and the United States. Kokke has a master’s degree in economics from the University of Amsterdam.

ABOUT INGREDION

Ingredion Incorporated (NYSE:INGR) is a leading global ingredients solutions provider specializing in nature-based sweeteners, starches and nutrition ingredients and biomaterial solutions. With customers in more than 100 countries, Ingredion serves approximately 60 diverse sectors in food, beverage, brewing, pharmaceuticals and other industries. For more information, visit ingredion.com.

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